Exhibit 10.1
CERTAIN INFORMATION (INDICATED BY “[…***…]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

ROYALTY PURCHASE AGREEMENT
BY AND BETWEEN
BEONE MEDICINES I GMBH, AS THE SELLER, AND
SOLELY FOR PURPOSES OF ARTICLE 4 AND SECTION 10.13, BEONE MEDICINES LTD., AS THE SELLER PARENT, ON THE ONE HAND
AND
ROYALTY PHARMA INVESTMENTS 2023 ICAV, AS THE BUYER, ON THE OTHER HAND

DATED AS OF AUGUST 25, 2025

-i-

Table of Contents
(continued)

-ii-

Table of Contents
(continued)

Index of Exhibits
Exhibit A:        Seller’s Wire Transfer Instructions
Exhibit B:        Form of Bill of Sale
Exhibit C:        Form of Amgen Instruction Letter
Exhibit D:        Collaboration Agreement
Exhibit E:        Illustrative Example

-iii-

ROYALTY PURCHASE AGREEMENT
This ROYALTY PURCHASE AGREEMENT, dated as of August 25, 2025 (this “Agreement”), is made and entered into by and between BeOne Medicines I GmbH, a corporation incorporated under the laws of Switzerland (the “Seller”), and solely for purposes of Article 4 and Section 10.13, BeOne Medicines Ltd., a corporation incorporated under the laws of Switzerland (the “Seller Parent”), on the one hand; and Royalty Pharma Investments 2023 ICAV, an Irish collective asset-management vehicle (the “Buyer”), on the other hand. Unless otherwise defined in this Agreement, capitalized terms have the meanings ascribed to them in Section 1.1 below.
RECITALS:
WHEREAS, pursuant to the Collaboration Agreement, the Seller entered into a strategic collaboration with Amgen, and Amgen, in partial consideration thereof, agreed to pay the Royalty to the Seller; and
WHEREAS, the Buyer desires to purchase the Purchased Royalty from the Seller, and the Seller desires to sell the Purchased Royalty to the Buyer.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:
Article 1
DEFINED TERMS AND RULES OF CONSTRUCTION
Section 1.1Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly, and whether by contract or otherwise, controlling, controlled by or under common control with such Person. For purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting securities of such entity, or by contract or otherwise. For the avoidance of doubt, Amgen shall not be considered an “Affiliate” of the Seller.
“Agreement” is defined in the preamble.
“Amgen” means Amgen Inc., a Delaware corporation, and any successor entity thereto.
“Amgen Instruction Letter” is defined in Section 3.3.

“Amgen Patents” means any and all Patents owned or in-licensed by Amgen or its Affiliates that claim or cover Imdelltra Products, including the method of manufacture, use or treatment of Imdelltra Products.
“Applicable Percentage” means, on a calendar year-by-calendar year basis, the percentage based on the applicable level of Net Sales of Imdelltra Products in the ROW in such calendar year as set forth in the chart under the definition of “Applicable Royalty Rate” in the column labeled “Applicable Percentage.”
“Applicable Royalty” means, for each calendar quarter commencing on or after […***…] and during the term of this Agreement, an amount equal to the amount of all Net Sales of Imdelltra Products by or on behalf of Amgen, its affiliates, licensees, sublicensees of licensees, assignees, or successors in interest of any of its rights in Imdelltra Products (each, a “Selling Party”) in the ROW during such calendar quarter multiplied by the Applicable Royalty Rate and the Applicable Percentage.
“Applicable Royalty Delta Payment” is defined in Section 6.4(b).
“Applicable Royalty Rate” means, for each calendar quarter commencing on or after […***…] until the Applicable Royalty Termination Date, the percentage based on the applicable level of Net Sales of Imdelltra Products in the ROW in a calendar year, (i) if the Seller has not exercised the Put Option, as set forth in the chart below in the column labeled “Pre-Put Applicable Royalty Rate” and (ii) if the Seller has exercised the Put Option and the Put Closing occurs, as set forth in the chart below in the column labeled “Post-Put Applicable Royalty Rate” commencing in respect of Net Sales occurring in the calendar quarter in which the Put Exercise Notice Date occurs:

Aggregate Calendar Year Net Sales of Imdelltra Products	Pre-Put Applicable Royalty Rate	Post-Put Applicable Royalty Rate	Applicable Percentage
For that portion of aggregate annual Net Sales of Imdelltra Products in the ROW less than or equal to […***…]	[…***…]%	[…***…]% plus the Put Percentage	[…***…]%
For that portion of aggregate annual Net Sales of Imdelltra Products in the ROW greater than […***…] and less than or equal to […***…]	[…***…]%	[…***…]% plus the Put Percentage	[…***…]%
For that portion of aggregate annual Net Sales of Imdelltra Products in the ROW greater than […***…] and less than or equal to […***…]	[…***…]%	[…***…]% plus the Put Percentage	[…***…]%
For that portion of aggregate annual Net Sales of Imdelltra Products in the ROW greater than […***…] and less than or equal to […***…]	[…***…]%	[…***…]% plus the Put Percentage	[…***…]%
For that portion of aggregate annual Net Sales of Imdelltra Products in the ROW greater than […***…] and less than or equal to […***…]	[…***…]%	[…***…]% plus the Put Percentage	[…***…]%
For that portion of aggregate annual Net Sales of Imdelltra Products in the ROW greater than […***…] and less than or equal to […***…]	[…***…]%	[…***…]% plus the Put Percentage	[…***…]%
For that portion of aggregate annual Net Sales of Imdelltra Products in the ROW greater than […***…]	[…***…]%	[…***…]% plus the Put Percentage	[…***…]%

“Applicable Royalty Termination Date” means, on a country-by-country and Imdelltra Product-by-Imdelltra Product basis in any country in the ROW in which an Imdelltra Product is sold or transferred for value by any Selling Party in arms-length transactions to Third Parties during the period of time beginning on […***…] and expiring on the latest of (i) the date on which the Exploitation of such Imdelltra Product is no longer Covered by a Valid Claim of any Patents owned or exclusively Controlled by Amgen (or upon a license, sale, or other transfer of such Patents by Amgen, by such licensee, buyer, or transferee) in such country; (ii) the expiration of Regulatory Exclusivity in such country for such Imdelltra Product; and (iii) the earlier of (x) eight (8) years from the date of First Commercial Sale of such Imdelltra Product in such country and (y) twenty (20) years from the date of First Commercial Sale of such Imdelltra Product anywhere in the ROW (as each such term (other than Imdelltra Products and Amgen) is defined in the Collaboration Agreement).
“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.
“Bill of Sale” is defined in Section 3.2.
“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York or Switzerland are permitted or required by applicable law or regulation to remain closed.
“Buyer” is defined in the preamble.
“Buyer Indemnified Parties” is defined in Section 8.1(a).
“Buyer Instruction” is defined in Section 6.2(b).
“Closing” is defined in Section 3.1.
“Closing Date” means the date on which the Closing occurs.
“Collaboration Agreement” means that certain Collaboration Agreement by and between the Seller (f/k/a BeiGene Switzerland GmbH) and Seller Parent (f/k/a BeiGene, Ltd.), on the one hand, and Amgen, on the other hand, dated October 31, 2019, as amended by First Amendment to Collaboration Agreement dated April 20, 2022 and Second Amendment to Collaboration Agreement dated February 26, 2023, as may be further amended or restated from time to time as permitted under this Agreement.
“Collaboration Agreement Correspondence” means copies of all: […***…].
“Collaboration Territory” shall have the meaning ascribed to the term Collaboration Territory in Section 1.35 of the Collaboration Agreement.
“Commercialize” shall have the meaning ascribed to the term Commercialize in Section 1.37 of the Collaboration Agreement.

“Competing Product” means […***…].
“Confidential Information” is defined in Section 7.1.
“Contracts” is defined in Section 4.9(a).
“Credit Event” means any insolvency, bankruptcy, receivership, assignment for the benefit of creditors or similar proceeding of Amgen, as a result of which Amgen fails to pay, or is delayed in paying, all or a portion of the Purchased Royalty.
“Delta Payment Direction” is defined in Section 6.4(b).
“Delta Reduction” is defined in Section 6.4(b).
“Disclosing Party” is defined in Section 7.1.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.
“Disputed Amount” is defined in Section 6.2(c).
“Distracting Product” shall have the meaning ascribed to the term Distracting Product in Section 1.59 of the Collaboration Agreement.
“Escrow Account” means the escrow account created pursuant to the Escrow Agreement.
“Escrow Agent” means US Bank National Association, as escrow agent.
“Escrow Agreement” means that certain escrow agreement, dated on or around the Closing Date, executed by the Seller, the Buyer and the Escrow Agent.
“Existing Confidentiality Agreement” is defined in Section 7.3.
“Exploitation” and “Exploiting” shall have the meaning ascribed to conjugates of the term Exploit in Section 1.67 of the Collaboration Agreement.
“First Commercial Sale” shall have the meaning ascribed to the term First Commercial Sale in Section 1.68 of the Collaboration Agreement.
“Global Pipeline Royalty Term” shall have the meaning ascribed to the term Global Pipeline Royalty Term in Section 7.10.1(b) of the Collaboration Agreement.

“Governmental Entity” means any: (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Imdelltra” means the monoclonal antibody referred to by Amgen as of the date hereof as Imdelltra®, Imdylltra®, tarlatamab, tarlatamab-dlle, or AMG 757.
“Imdelltra Products” means, any and all products that consist of or contain Imdelltra, in any strengths, forms (including pegylated versions), formulations (whether short-acting or long-acting), administrations or delivery routes.
“Indemnified Party” is defined in Section 8.2.
“Indemnifying Party” is defined in Section 8.2.
“Initial Purchase Price” is defined in Section 2.1.
“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.
“Knowledge of the Seller” means the actual knowledge […***…].
“Lien” means any mortgage, lien, pledge, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.
“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.
“Master Reverse Transition Services Agreement” shall have the meaning ascribed to the term Master Reverse Transition Services Agreement as referenced in the Collaboration Agreement.
“Material Adverse Effect” means […***…].
“Mispayment” is defined in Section 6.3(a).
“Mutually Agreed” means: […***…].
“Net Revenues” shall have the meaning ascribed to the term Net Revenues in Section 1.110 of the Collaboration Agreement.

“Net Sales” means, with respect to a certain period of time, the aggregate of the gross invoiced sales price for Imdelltra Products that are sold or transferred for value by any Selling Party in arms-length transactions to Third Parties (as defined in the Collaboration Agreement) in the ROW, as applicable (but not including sales relating to transactions between Seller and Amgen or their respective Affiliates and agents) during such time period, less the total of the following charges or expenses as determined in accordance with GAAP and each to the extent not already deducted when calculating Manufacturing Actual Costs (as defined in the Collaboration Agreement) (to the extent such amounts are incurred or paid after […***…]):
(a)trade, cash, prompt payment and/or quantity discounts;
(b)returns, allowances, rebates, chargebacks and fees or payments to government agencies, including any amounts imposed or due under Section 9008 of the U.S. Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 11-48);
(c)retroactive price reductions applicable to sales of such Imdelltra Product;
(d)fees paid to distributors, wholesalers, selling agents (excluding any sales representatives of a Selling Party), group purchasing organizations and managed care entities;
(e)credits or allowances for product replacement, whether cash or trade;
(f)non-recovered sales taxes (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the sale of such Imdelltra Product to Third Parties (as defined in the Collaboration Agreement);
(g)[…***…] and included in the gross invoiced sales price; and
(h)[…***…] percent ([…***…]%) of gross sales to cover items such as bad debt, freight or other transportation charges, insurance charges, additional special packaging, and other governmental charges.
“Non-Fundamental Representations” means the representations and warranties contained in […***…].
“Non-Objection Letter” is defined in Section 6.2(c).
“Objection Letter” is defined in Section 6.2(c).

“Other Collaboration Agreement Payments” means any and all payments or amounts payable to the Seller under the Collaboration Agreement that are not related to the Purchased Royalty or Applicable Royalty.
“Patents” shall have the meaning ascribed to the term Patents in Section 1.117 of the Collaboration Agreement.
“Permitted Liens” means any (i) statutory liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith and for which adequate reserves have been established and (ii) liens created, permitted or required by this Agreement in favor of the Buyer or its Affiliates.
“Permitted Reduction” means any Royalty Reduction pursuant to […***…].
“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.
“Pipeline Products” shall have the meaning ascribed to the term Pipeline Products in Section 1.120 of the Collaboration Agreement.
“Post-Put Royalty Rate” is defined in the definition of Purchased Royalty Rate.
“Pre-Put Royalty Rate” is defined in the definition of Purchased Royalty Rate.
“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Pro-Rata Portion” means, on a calendar-year by calendar-year basis:
(a)    with respect to the Buyer, (i) if the Seller has not exercised the Put Option, with respect to that portion of Royalties attributable to: (A) Tier 1, […***…]%, (B) Tier 2, […***…]%, (C) Tier 3, […***…]%, (D) Tier 4, […***…]%, (E) Tier 5, […***…]%, (F) Tier 6, […***…]%, and (G) Tier 7, […***…]%; and (ii) if the Seller has exercised the Put Option and the Put Closing occurs, commencing in respect of Net Sales occurring in the calendar quarter in which the Put Exercise Notice Date occurs, with respect to that portion of Royalties attributable to (A) Tier 1, the percentage equal to the product of (1) the Post-Put Royalty Rate for Tier 1 divided by […***…] and (2) […***…]% (the “Tier 1 Put Portion”), (B) Tier 2, the percentage equal to the product of (1) the Post-Put Royalty Rate for Tier 2 divided by […***…] and (2) […***…]% (the “Tier 2 Put Portion”), (C) Tier 3, the percentage equal to the product of (1) the Post-Put Royalty Rate for Tier 3 divided by […***…] and (2) […***…]% (the “Tier 3 Put Portion”), (D) Tier 4, the percentage equal to the product of (1) the Post-Put Royalty Rate for Tier 4 divided by […***…] and (2) […***…]% (the “Tier 4 Put Portion”), (E) Tier 5, the percentage equal to the product of (1) the Post-Put Royalty Rate for Tier 5 divided by […***…] and (2) […***…]% (the “Tier 5 Put Portion”), (F) Tier 6, the percentage equal to the product of (1) the Post-Put Royalty Rate for Tier 6 divided by […***…] and (2) […***…]% (the “Tier 6 Put Portion”), and (G) Tier 7, the percentage equal to the product of (1) the Post-Put Royalty Rate for Tier 7 divided by […***…] and (2) […***…]% (the “Tier 7 Put Portion”); and
(b)    with respect to the Seller, (i) if the Seller has not exercised the Put Option, with respect to that portion of Royalties attributable to: (A) Tier 1, […***…]%, (B) Tier 2, […***…]%, (C) Tier 3, […***…]%, (D) Tier 4, […***…]%, (E) Tier 5, […***…]%, (F) Tier 6, […***…]%, and (G) Tier 7, […***…]%; and (ii) if the Seller has exercised the Put Option and the Put Closing occurs, commencing in respect of Net Sales occurring in the calendar quarter in which the Put Exercise Notice Date occurs, with respect to that portion of Royalties attributable to (A) Tier 1, the percentage equal to […***…]% minus the Tier 1 Put Portion, (B) Tier 2, the percentage equal to […***…]% minus the Tier 2 Put Portion, (C) Tier 3, the percentage equal to […***…]% minus the Tier 3 Put Portion, (D) Tier 4, the percentage equal to […***…]% minus the Tier 4 Put Portion, (E) Tier 5, the percentage equal to […***…]% minus the Tier 5 Put Portion, (F) Tier 6, the percentage equal to […***…]% minus the Tier 6 Put Portion, and (G) Tier 7, the percentage equal to […***…]% minus the Tier 7 Put Portion.
“Proceeds” means any amounts actually recovered by the Seller as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to Imdelltra Products in the ROW, the Purchased Royalty, or the Applicable Royalty.

“Purchase Price” means either (a) if the Seller has not exercised the Put Option, the Initial Purchase Price, or (b) if the Seller has exercised the Put Option and the Put Closing occurs, the sum of the Initial Purchase Price and the Put Purchase Price.
“Purchased Percentage” means, on a calendar year-by-calendar year basis, the percentage based on the applicable level of Net Revenues of Imdelltra Products in the ROW in such calendar year as set forth in the chart under the definition of “Purchased Royalty Rate” in the column labeled “Purchased Percentage.”
“Purchased Royalty” means, for each calendar quarter commencing on or after […***…] and during the term of this Agreement, an amount payable to the Buyer equal to the amount of all Royalties with respect to Net Revenues of Imdelltra Products in the ROW occurring during such calendar quarter, multiplied by the Purchased Royalty Rate and the Purchased Percentage. If the Put Closing occurs, the Purchased Royalty shall include the Put Royalty.
“Purchased Royalty Rate” means, for each calendar quarter commencing on or after […***…] and during the term of this Agreement, the percentage based on the applicable level of Net Revenues of Imdelltra Products in the ROW in a calendar year (a) if the Seller has not exercised the Put Option, as set forth in the chart below in the column labeled “Pre-Put Royalty Rate” (the “Pre-Put Royalty Rate”) and (b) if the Seller has exercised the Put Option and the Put Closing occurs, as set forth in the chart below in the column labeled “Post-Put Royalty Rate” (the “Post-Put Royalty Rate”) commencing in respect of Net Revenues occurring in the calendar quarter in which the Put Exercise Notice Date occurs:

Aggregate Calendar Year Net Revenue of Imdelltra Products in the ROW	Pre-Put Royalty Rate	Post-Put Royalty Rate	Purchased Percentage
For that portion of aggregate annual Net Revenues of Imdelltra Products in the ROW less than or equal to […***…] (“Tier 1”)	[…***…]%	[…***…]% plus the Put Percentage	[…***…]%
For that portion of aggregate annual Net Revenues of Imdelltra Products in the ROW greater than […***…] and less than or equal to […***…] (“Tier 2”)	[…***…]%	[…***…]% plus the Put Percentage	[…***…]%
For that portion of aggregate annual Net Revenues of Imdelltra Products in the ROW greater than […***…] and less than or equal to […***…] (“Tier 3”)	[…***…]%	[…***…]% plus the Put Percentage	[…***…]%
For that portion of aggregate annual Net Revenues of Imdelltra Products in the ROW greater than […***…] and less than or equal to […***…] (“Tier 4”)	[…***…]%	[…***…]% plus the Put Percentage	[…***…]%
For that portion of aggregate annual Net Revenues of Imdelltra Products in the ROW greater than […***…] and less than or equal to […***…] (“Tier 5”)	[…***…]%	[…***…]% plus the Put Percentage	[…***…]%
For that portion of aggregate annual Net Revenues of Imdelltra Products in the ROW greater than […***…] and less than or equal to […***…] (“Tier 6”)	[…***…]%	[…***…]% plus the Put Percentage	[…***…]%
For that portion of aggregate annual Net Revenues of Imdelltra Products in the ROW greater than […***…] (“Tier 7”)	[…***…]%	[…***…]% plus the Put Percentage	[…***…]%

“Put Closing” is defined in Section 3.8(b).
“Put Exercise Notice” is defined in Section 3.8(a).
“Put Exercise Notice Date” is the date on which the Seller delivers the Put Exercise Notice to the Buyer.
“Put Option” is defined in Section 3.8(a).
“Put Option Window” means the period from Closing until and including August 25, 2026.

“Put Percentage” means a percentage determined by the Seller of up to […***…]%.
“Put Purchase Price” is defined in Section 3.8(b).
“Put Royalty” is defined in Section 3.8(a).
“Receiving Party” is defined in Section 7.1.
“Reduction Payment Direction” is defined in Section 6.4(a).
“Regulatory Exclusivity” shall have the meaning ascribed to the term Regulatory Exclusivity in Section 1.136 of the Collaboration Agreement.
“Representative” means, with respect to any Person, (i) any direct or indirect stockholder, member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.
“Retained Royalty” means that portion of the Royalty retained by the Seller that is not the Purchased Royalty.
“ROW” shall have the meaning ascribed to the term ROW in Section 1.145 of the Collaboration Agreement.
“ROW Distracting Product Notice” shall have the meaning ascribed to the term ROW Distracting Product Notice in Section 9.1.3 of the Collaboration Agreement.
“Royalty” means (i) any and all payments or amounts payable to the Seller under Section 7.10.1(a) of the Collaboration Agreement; (ii) any and all payments or amounts payable to the Seller under the Collaboration Agreement in lieu of such payments or amounts described in the foregoing clause (i); (iii) any and all payments or amounts payable to the Seller under Section 8.4.1 of the Collaboration Agreement (solely to the extent related to amounts due under Section 7.10.1(a) of the Collaboration Agreement); (iv) the share of any recovery payments or amounts payable to, or obtained and retained by, the Seller from an action brought by the Seller or Amgen under Section 10.9 of the Collaboration Agreement to the extent such payments specifically relate to the Royalty or Net Revenue of Imdelltra Products in the ROW (excluding reimbursement for any out-of-pocket expenses incurred in such action); (v) any and all amounts payable to the Seller under Section 13.2 of the Collaboration Agreement to the extent such payments specifically relate to the Royalty, Net Revenue of Imdelltra Products in the ROW, or any payments or amounts described in clauses (i) through (iv) and (vi); and (vi) any and all interest payments to the Seller under Sections 8.4.1 and 8.7 of the Collaboration Agreement assessed on any payments or amounts described in the foregoing clauses (i) through (v).
“Royalty Reduction” is defined in Section 4.9(l).
“Royalty Reduction Payment” is defined in Section 6.4(a).

“Royalty Reports” means the quarterly reports deliverable by Amgen pursuant to Sections 7.10.3 of the Collaboration Agreement.
“Royalty Tier” means each of Tier 1, Tier 2, Tier 3, Tier 4, Tier 5, Tier 6 and Tier 7.
“Seller” is defined in the preamble.
“Seller Indemnified Parties” is defined in Section 8.1(b).
“Seller Instruction” means a Reduction Payment Direction or a Delta Payment Direction, as applicable.
“Seller Monetization Transaction” means, with respect to the Retained Royalty or the Other Collaboration Agreement Payments, (i) any sale, assignment or other transfer of all or a portion of the Seller’s or its Affiliates’ right, title and interest in, to and under such Retained Royalty or Other Collaboration Agreement Payments, (ii) any synthetic royalty or other monetization transaction, in each case secured by a Lien on, or providing for payments from and based on the cash flows generated by, the Seller’s or its Affiliates’ right, title and interest in such Retained Royalty or Other Collaboration Agreement Payments, or (iii) any debt financing where the collateral includes any portion of the Retained Royalty, the Other Collaboration Agreement Payments, or any “proceeds” (as defined in the UCC) thereof, if any of the foregoing constitute a material portion of the collateral, including if such collateral is combined with similar collateral for other products, product candidates, intellectual property and proceeds; provided that the following shall not be a Seller Monetization Transaction: (x) any debt financing secured by a Lien on all or substantially all assets of the Seller and its material subsidiaries, on a consolidated basis and (y) a sale or transfer contemplated in clause (x) to an Affiliate in accordance with Section 10.3 so long as such Affiliate does not engage in a Seller Monetization Transaction.
“Seller Obligations” is defined in Section 10.13.
“Seller Parent” is defined in the preamble.
“Seller Parent Obligations” is defined in Section 10.13.
“Seller Patents” means all Patents which are owned or in-licensed by the Seller which are used in or necessary for the Exploitation of Imdelltra Products in the ROW.
“Selling Party” is defined in the definition of Applicable Royalty.
“Suspended Product” shall have the meaning ascribed to the term Suspended Product in Section 1.158 of the Collaboration Agreement.
“Swiss Non-Bank Rules” means, collectively, the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule as defined in the Swiss withholding tax law and practice.

“Swiss Qualifying Bank” means:
(a)    any bank as defined in the Swiss Federal Act on Banks and Savings Banks (Bundesgesetz über die Banken und Sparkassen) of November 8, 1934, as amended from time to time; or
(b)    any Person which effectively conducts banking activities with its own infrastructure and staff as its principal purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch.
“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of lenders under a loan agreement which are not Swiss Qualifying Banks must not at any time exceed ten (10).
“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors (other than Swiss Qualifying Banks) for classification as debenture (Kassenobligation) must not at any time exceed twenty (20).
“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
“Third Party” means any Person other than the Buyer, the Seller or any of their respective Affiliates.
“Tier 1” is defined in the definition of Purchased Royalty Rate.
“Tier 1 Put Portion” is defined in the definition of Pro-Rata Portion.
“Tier 2” is defined in the definition of Purchased Royalty Rate.
“Tier 2 Put Portion” is defined in the definition of Pro-Rata Portion.
“Tier 3” is defined in the definition of Purchased Royalty Rate.
“Tier 3 Put Portion” is defined in the definition of Pro-Rata Portion.
“Tier 4” is defined in the definition of Purchased Royalty Rate.
“Tier 4 Put Portion” is defined in the definition of Pro-Rata Portion.
“Tier 5” is defined in the definition of Purchased Royalty Rate.

“Tier 5 Put Portion” is defined in the definition of Pro-Rata Portion.
“Tier 6” is defined in the definition of Purchased Royalty Rate.
“Tier 6 Put Portion” is defined in the definition of Pro-Rata Portion.
“Tier 7” is defined in the definition of Purchased Royalty Rate.
“Tier 7 Put Portion” is defined in the definition of Pro-Rata Portion.
“UCC” means Article 9 of the New York Uniform Commercial Code, as in effect from time to time.
“Valid Claim” shall have the meaning ascribed to the term Valid Claim in Section 1.168 of the Collaboration Agreement.
Section 1.2Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:
(a)unless otherwise defined herein, all terms that are defined in the UCC shall have the meanings stated in the UCC;
(b)words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;
(c)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;
(d)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;
(e)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(f)references to a Person are also to its permitted successors and assigns (subject to any restrictions on assignment, transfer or delegation set forth herein), and any reference to a Person in a particular capacity excludes such Person in other capacities;
(g)the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(h)definitions are applicable to the singular as well as the plural forms of such terms;

(i)unless otherwise indicated, references to an “Article,” “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;
(j)in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”;
(k)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;
(l)where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly;
(m)provisions referring to matters that would or could have, or would or could reasonably be expected to have, or similar phrases, shall be deemed to have such result or expectation with or without the giving of notice or the passage of time, or both;
(n)for covenants that are to be undertaken “reasonably,” such actions (or inactions) shall take into account Buyer’s and Seller’s relative economic interests in the matter and the relative economic impact of the applicable action (or inaction) on the Buyer’s and Seller’s economic interests therein;
(o)references to this Agreement include the Bill of Sale, the Disclosure Schedule, the Escrow Agreement, and the Amgen Instruction Letter; and
(p)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.
Section 1.3Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Article 2
PURCHASE, SALE AND ASSIGNMENT OF THE PURCHASED ROYALTY
Section 2.1Closing; Initial Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens (other than any Permitted Liens), all of the Seller’s right, title and interest in and to the Purchased Royalty. The purchase price to be paid at the Closing to the Seller for the sale, transfer, assignment and conveyance of the Seller’s right, title and interest in and to the Purchased Royalty to the Buyer is $885,000,000 (the “Initial Purchase Price”).
Section 2.2No Assumed Obligations; Excluded Assets. Notwithstanding any provision in this Agreement to the contrary, the Buyer is purchasing, acquiring and accepting only the Purchased Royalty, and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter, under the Collaboration Agreement or otherwise. Except as specifically set forth herein in respect of the Purchased Royalty purchased, acquired and accepted hereunder, the Buyer does not, by such purchase, acquisition and acceptance, acquire any other contract rights of the Seller under the Collaboration Agreement or otherwise or any other assets of the Seller.

Section 2.3True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s rights, title and interests in and to the Purchased Royalty, and the Seller relinquishes all title and control over the Purchased Royalty upon such sale, transfer, assignment and conveyance. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller or to any of the Seller’s Affiliates, or a pledge, a security interest, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Purchased Royalty and any “proceeds” (as defined in the UCC) thereof shall not be part of the Seller’s estates in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws. Each of the Seller and the Buyer hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that the sale contemplated by this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Purchased Royalty under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller or its subsidiaries. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Purchased Royalty as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the debtor and/or seller and the Buyer as the secured party and/or buyer in respect of the Purchased Royalty and any “proceeds” (as defined in the UCC) thereof. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer, the Seller does hereby grant to the Buyer a continuing security interest of first priority in and to all of right, title and interest of the Seller in, to and under the Purchased Royalty, any Mispayments, and any “proceeds” (as defined in the UCC) thereof as security for all of the Seller’s obligations hereunder, including the payment of the Purchased Royalty, the Royalty Reduction Payment, the Applicable Royalty Delta Payment, and any Mispayments, and the Seller does hereby authorize the Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest.
Article 3
CLOSING
Section 3.1Closing; Payment of Initial Purchase Price
The purchase and sale of the Purchased Royalty shall take place remotely via the exchange of documents and signatures on the date hereof or such other place, time and date as the parties hereto may mutually agree (the “Closing”). At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Initial Purchase Price to the Seller by wire transfer of immediately available funds to one or more accounts specified by the Seller on Exhibit A.

Section 3.2Bill of Sale. At the Closing, upon confirmation of the receipt of the Initial Purchase Price, each of the Seller and the Buyer shall deliver to the other party a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Purchased Royalty, substantially in the form attached hereto as Exhibit B (the “Bill of Sale”).
Section 3.3Amgen Instruction. Simultaneously with the execution of the Escrow Agreement, the Seller shall deliver to the Buyer and Amgen an irrevocable instruction letter, in the form attached hereto as Exhibit C (the “Amgen Instruction Letter”), duly executed by the Seller, instructing Amgen to pay all Royalty payments under the Collaboration Agreement to the Escrow Account. The Seller shall not amend or modify the Amgen Instruction Letter without the Buyer’s prior written consent.
Section 3.4Escrow Agreement. Within […***…] Business Days after the Closing, each of the Seller and the Buyer shall deliver to the other party hereto a duly executed counterpart of the Escrow Agreement, and the Escrow Agent shall deliver to the parties hereto a duly executed counterpart of the Escrow Agreement.
Section 3.5Seller IRS Form. At the Closing, the Seller shall deliver to the Buyer a valid, properly executed IRS Form W- 8BEN or IRS Form W-8BEN-E certifying that the Seller is exempt from U.S. federal withholding tax and “backup” withholding tax with respect to the Initial Purchase Price pursuant to an income tax treaty to which the United States is a party.
Section 3.6Buyer IRS Form. At the Closing, the Buyer shall deliver to the Seller a valid, properly executed IRS Form W- 8BEN or IRS Form W-8BEN-E certifying that the Buyer is exempt from U.S. federal withholding tax with respect to any and all royalty payments in respect of the Purchased Royalty pursuant to an income tax treaty to which the United States is a party.
Section 3.7Opinions. At the Closing, the Seller shall deliver to the Buyer written legal opinions of the Seller’s U.S. counsel and Swiss counsel addressed to the Buyer, dated the Closing Date and in form and substance previously agreed between the Seller and the Buyer.
Section 3.8Put Royalty.
(a)Put Option. At any time during the Put Option Window, the Seller shall have an option, in its sole discretion, to sell to the Buyer an additional percentage of the Royalty equal to the Put Percentage multiplied by the Purchased Percentage for each Royalty Tier, (such additional Royalty sold to the Buyer, the “Put Royalty,” and such option, the “Put Option”). If the Seller desires to exercise the Put Option, the Seller shall provide the Buyer with an irrevocable written notice during the Put Option Window (a “Put Exercise Notice”) that the Seller is electing to exercise the Put Option, which Put Exercise Notice shall specify the Put Percentage.

(b)Put Closing. If the Seller is not then in material breach of this Agreement, then the purchase and sale of the Put Royalty shall take place on the date that is specified in writing by the Buyer to the Seller, provided that (i) the Buyer will provide at least […***…] Business Days’ notice to the Seller prior to such date and (ii) such date shall be on or prior to the date that is […***…] days following the Buyer’s receipt of such Put Exercise Notice (the “Put Closing”). At the Put Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens (other than any Permitted Liens), all of the Seller’s right, title and interest in and to the Put Royalty. The purchase price to be paid at the Put Closing to the Seller for the sale, transfer, assignment and conveyance of the Seller’s right, title and interest in and to the Put Royalty to the Buyer is $65,000,000 if the Put Percentage is […***…]%, and shall be adjusted downward proportionately to the extent that the Put Percentage is less than […***…]% (the “Put Purchase Price”).
(c)Put Purchase Price. At the Put Closing, the Buyer shall deliver (or cause to be delivered) payment of the Put Purchase Price to the Seller by wire transfer of immediately available funds to one or more accounts specified by the Seller on Exhibit A. For clarity, an illustrative example is attached hereto as Exhibit E.
(d)Put Bill of Sale. At the Put Closing, upon confirmation of the receipt of the Put Purchase Price, each of the Seller and the Buyer shall deliver to the other party a duly executed Bill of Sale evidencing the sale, transfer, assignment and conveyance of the Put Royalty, substantially in the form attached hereto as Exhibit B.
Article 4
SELLER’S AND SELLER PARENT’S REPRESENTATIONS AND WARRANTIES
Except as set forth in the Disclosure Schedule, each of the Seller and the Seller Parent represents and warrants to the Buyer that as of the Closing Date:
Section 4.1Existence; Good Standing. The Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of Switzerland. The Seller Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Switzerland. Each of the Seller and the Seller Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in limited liability company or corporate, as applicable, good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.2Authorization. Each of the Seller and the Seller Parent has all requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate or limited liability company action on the part of the Seller and the Seller Parent.
Section 4.3Enforceability. The Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Seller and the Seller Parent enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws or general principles of equity (whether considered in a proceeding in equity or at law).
Section 4.4No Conflicts. The execution, delivery and performance by the Seller and the Seller Parent of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the organizational documents of the Seller or the Seller Parent, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to the Seller or the Seller Parent, (iii) materially contravene or conflict with or constitute a material default under the Collaboration Agreement or (iv) materially contravene or conflict with or constitute a material default under any other material Contract binding upon or applicable to the Seller or the Seller Parent.
Section 4.5Consents. Except for the consents that have been obtained on or prior to the Closing or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.
Section 4.6No Litigation. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Seller, threatened against or involving the Seller or any of its Affiliates, or any of their respective properties or assets that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect or which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto.
Section 4.7Compliance with Laws. Neither the Seller nor any of its Affiliates is in violation of, and to the Knowledge of the Seller, neither the Seller nor any of its Affiliates is under investigation with respect to nor has the Seller or any of its Affiliates been threatened in writing to be charged with or given written notice of any violation of, any law or Judgment applicable to the Seller or any of its Affiliates, which violation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.8 No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Seller, its Affiliates, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Seller but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would constitute a Material Adverse Effect.
Section 4.9Collaboration Agreement. Attached hereto as Exhibit D is a true, correct and complete copy of the Collaboration Agreement. The Seller has delivered to the Buyer a true, correct and complete copies of all Collaboration Agreement Correspondence.
(a)No Other Agreements. The Collaboration Agreement is the only agreement, instrument, arrangement, modification, waiver or understanding (collectively, “Contracts”) between the Seller (or any predecessor or Affiliate thereof), on the one hand, and Amgen (or any predecessor or Affiliate thereof), on the other hand, that is related to the Purchased Royalty or the Imdelltra Products in the ROW. Other than the Collaboration Agreement, there are no other Contracts between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including Amgen (or any predecessor or Affiliate thereof), on the other hand, that relate to the Imdelltra Products (including the development, manufacture or commercialization thereof) in the ROW or the Purchased Royalty. To the Knowledge of the Seller, the Collaboration Agreement is the only material Contract between Amgen (or any predecessor or Affiliate thereof), on the one hand, and any other Person, on the other hand, relating to the commercialization of Imdelltra Products in the ROW. There is no current proposal to amend or waive any provision of the Collaboration Agreement in any manner. No executed, draft or proposed Contract between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including Amgen (or any predecessor or Affiliate thereof), on the other hand, contains any provision, term or condition that would reasonably be expected to result in a Material Adverse Effect. No provision of the Master Reverse Transition Services Agreement could reasonably be expected to impact the Royalty.
(b)Licenses; Sales. To the Knowledge of the Seller, no Person other than Amgen or one of its Affiliates (excluding a direct distributor or wholesaler of Amgen or such Affiliate) possesses the right in any country of the ROW to sell, offer for sale or otherwise commercialize an Imdelltra Product in such ROW country, whether by license, sublicense, asset sale, spin-out or other arrangement with Amgen or one of its Affiliates.

(c)Validity and Enforceability of Collaboration Agreement; No Breaches or Defaults; No Repudiation. The Collaboration Agreement is legal, valid, binding, enforceable, and in full force and effect, except as such enforceability may be limited by applicable Bankruptcy Laws or general principles of equity (whether considered in a proceeding in equity or at law). The Collaboration Agreement will continue to be legal, valid, binding, enforceable, and in full force and effect, immediately following the consummation of the transactions contemplated by this Agreement, except as such enforceability may be limited by applicable Bankruptcy Laws or general principles of equity (whether considered in a proceeding in equity or at law). Neither the Seller nor, to the Knowledge of the Seller, Amgen is, or has at any time been, in material breach under the Collaboration Agreement or material default thereunder, and, to the Knowledge of the Seller, no event has occurred that would constitute such a material breach, or permit termination, modification, or acceleration, under the Collaboration Agreement. No party to the Collaboration Agreement has repudiated any provision of the Collaboration Agreement in writing and the Seller has not received any written notice in connection with the Collaboration Agreement challenging the validity, enforceability or interpretation of any provision of such agreement, including the obligation to pay any portion of the Purchased Royalty without set-off of any kind.
(d)Imdelltra Products. Imdelltra is a Pipeline Product under the Collaboration Agreement, and Imdelltra is not a Suspended Product under the Collaboration Agreement. Amgen and its Affiliates are required to pay the royalties under Section 7.10.1(a) of the Collaboration Agreement, on a country-by-country basis, on all Net Revenues of Imdelltra Products in the ROW during the applicable Global Pipeline Royalty Term. The Seller has the right to receive the Purchased Royalty, on a country-by-country basis, for so long as Amgen or one of its Affiliates is selling Imdelltra Products in the ROW during the applicable Global Pipeline Royalty Term. Neither the Seller nor its Affiliates, nor to the Knowledge of the Seller, Amgen nor any of its Affiliates is Exploiting, directly or indirectly, […***…], in each case, to an Imdelltra Product in the ROW, and neither the Seller nor its Affiliates, nor to the Knowledge of the Seller, Amgen nor any of its Affiliates, has any plans to undertake or have undertaken any such activities. Other than Imdelltra, no Pipeline Product or In-Line Product (as defined in the Collaboration Agreement) (a) […***…] or (b) is in development by the Seller or its Affiliates, or, to the Knowledge of the Seller, Amgen or its Affiliates, […***…], and there is no proposal or plan for such development by the Seller and its Affiliates or, to the Knowledge of the Seller, Amgen and its Affiliates.
(e)No Liens or Assignments by the Seller. The Seller has not, except for liens created, permitted or required by this Agreement in favor of the Buyer or its Affiliates and as contemplated hereby, conveyed, assigned or in any other way transferred or granted any Liens upon or with respect to all or any portion of its right, title and interest in and to the Royalty or the Collaboration Agreement.

(f)No Waivers or Releases. The Seller has not granted any waiver under the Collaboration Agreement related to the Purchased Royalty or Imdelltra Products in the ROW and has not released Amgen, in whole or in part, from any of its material obligations under the Collaboration Agreement related to the Purchased Royalty or Imdelltra Products.
(g)No Termination. Other than terminations of particular Pipeline Products (but not Imdelltra Products) under the Collaboration Agreement, the Seller has not (i) given Amgen any notice of termination of the Collaboration Agreement (whether in whole or in part) or any notice expressing any intention to terminate the Collaboration Agreement or (ii) received any written notice of termination of the Collaboration Agreement (whether in whole or in part) or any written notice expressing any intention to terminate the Collaboration Agreement. To the Knowledge of the Seller, no event has occurred that would give rise to the expiration or termination of, or either the Seller or Amgen having the right to terminate, the Collaboration Agreement, including a breach of any of the obligations set forth in Section 6.2 of the Collaboration Agreement.
(h)Material External Change. The Seller and Amgen have not had any discussions with respect to the occurrence or existence of any Material External Change (as defined in the Collaboration Agreement) under Section 14.2.4 of the Collaboration Agreement.
(i)Payments Made. To the Knowledge of Seller, the Seller has timely received from Amgen the full amount of the payments due and payable under the Collaboration Agreement with respect to the Royalty.
(j)No Assignments by Amgen. The Seller has not consented to any assignment, delegation or other transfer by Amgen or any of its predecessors of any of their rights or obligations under the Collaboration Agreement, and, to the Knowledge of the Seller, Amgen has not assigned or otherwise transferred or granted any Lien upon or with respect to any of its rights or obligations under the Collaboration Agreement.
(k)No Indemnification Claims. The Seller has not notified Amgen or any other Person of any claims for indemnification under the Collaboration Agreement nor has the Seller or any of its Affiliates received any claims for indemnification under the Collaboration Agreement.
(l)No Royalty Reductions. To the Knowledge of the Seller, the amount of the Purchased Royalty due and payable under Section 7.10.1(a) of the Collaboration Agreement is not subject to any claim by Amgen alleging a right of set-off, offset, counterclaim, credit, reduction or deduction, including any Permitted Reductions, by contract or otherwise against the Purchased Royalty (each, a “Royalty Reduction”). To the Knowledge of the Seller, no event or condition exists that would reasonably be expected to permit Amgen to claim, or have the right to claim, a Royalty Reduction.

(m)No Notice of Infringement, Enforcement or Defense. The Seller has not received any written notice from, or given any written notice to, Amgen pursuant to Section 10.8, Section 10.9, or Section 13.4 of the Collaboration Agreement.
(n)Audits. The Seller has not initiated, pursuant to Section 8.4 of the Collaboration Agreement or otherwise, any inspection or audit of books of accounts or other records pertaining to Net Revenue of any Pipeline Product or the calculation of Royalties payable to the Seller under the Collaboration Agreement.
Section 4.10Title to Purchased Royalty. The Seller has good and marketable title to the Royalty, free and clear of all Liens (other than liens created, permitted or required by this Agreement in favor of the Buyer or its Affiliates). Upon payment of the Initial Purchase Price by the Buyer, the Buyer will acquire, subject to the terms and conditions set forth in this Agreement and the Collaboration Agreement, good and marketable title to the Purchased Royalty, free and clear of all Liens (other than any Permitted Liens). If applicable, upon payment of the Put Purchase Price by the Buyer, the Buyer will acquire, subject to the terms and conditions set forth in this Agreement and the Collaboration Agreement, good and marketable title to the Put Royalty, free and clear of all Liens (other than any Permitted Liens).
Section 4.11Intellectual Property.
(a)There are no Seller Patents. To the Knowledge of the Seller, Schedule 4.11(a) of the Disclosure Schedule lists all Amgen Patents.
(b)To the Knowledge of the Seller, there are no pending or threatened litigations, interferences, reexamination, oppositions or like procedures involving any Amgen Patents.
(c)To the Knowledge of the Seller, all of the issued Patents within the Amgen Patents are in full force and effect, have not lapsed, expired or otherwise terminated, and are valid and enforceable. The Seller has not received any written notice relating to the lapse, expiration or other termination of any of the Amgen Patents, or any written legal opinion that alleges that any of the issued Amgen Patents are invalid or unenforceable. To the Knowledge of the Seller, Amgen has not received any written notice relating to the lapse, expiration or other termination of any of the Amgen Patents, or any written legal opinion that alleges that any of the issued Amgen Patents are invalid or unenforceable.
(d)To the Knowledge of the Seller, there is no Person who is or claims to be an inventor under any of the Amgen Patents who is not a named inventor thereof.

(e)The Seller has not, and, to the Knowledge of the Seller, Amgen has not, received any written notice of any claim by any Person (i) challenging the inventorship or ownership of, the rights of Amgen in and to, or the patentability, validity or enforceability of any Amgen Patent, or (ii) asserting that the Exploitation of Imdelltra Products in the ROW infringes any patent rights or other intellectual property rights of such Person.
(f)To the Knowledge of the Seller, the discovery and development of Imdelltra Products in the ROW did not and does not infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any other Person. To the Knowledge of the Seller, Amgen has not in-licensed any Patents or other intellectual property rights covering the Exploitation of Imdelltra Products in the ROW.
(g)To the Knowledge of the Seller, the Exploitation of Imdelltra Products in the ROW has not and will not infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any other Person.
(h)To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Amgen Patents.
(i)To the Knowledge of the Seller, all required maintenance fees, annuities and like payments with respect to the Amgen Patents have been paid timely.
(j)To the Knowledge of the Seller, no Person other than Amgen or its Affiliates has a binding contractual right to prosecute any Amgen Patents on behalf of Amgen.
Section 4.12UCC Representation and Warranties. The Seller’s exact legal name is “BeOne Medicines I GmbH.” For the seven (7) years immediately preceding May 13, 2025, the Seller’s exact legal name was “BeiGene Switzerland GmbH.” The Seller is, and for the prior seven (7) years has been, formed under the laws of Switzerland.
Section 4.13Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.14Taxes. The Seller has not received any written notice from Amgen of any intention to withhold or deduct any material Tax from future payments to the Seller under the Collaboration Agreement. To the Knowledge of the Seller, there are no existing Liens for Taxes on the Royalty (or any portion thereof), other than Permitted Liens. To the Knowledge of the Seller, there are no material Tax audits or investigations (and the Seller has not been informed or notified in writing of any pending material Tax audits or investigations) with respect to any payment made to the Seller under the Collaboration Agreement. To the Knowledge of the Seller, the arrangement under the Collaboration Agreement is not treated as a partnership for U.S. Tax purposes and the Seller has never taken the position for U.S. federal income or other Tax purposes that the arrangement under the Collaboration Agreement is treated as such. The Seller has never received an IRS Schedule K-1 or other U.S. Tax form reporting that the Seller is a partner in a partnership as a result of being a party to the Collaboration Agreement.
Section 4.15No Implied Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. THE BUYER ACKNOWLEDGES THAT, EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE 4 AND THE DISCLOSURE SCHEDULES, THE SELLER HAS ASSUMED NO RESPONSIBILITIES OF ANY KIND WITH RESPECT TO ANY ACT OR OMISSION OF AMGEN WITH RESPECT TO THE DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE, DISTRIBUTION, MARKETING OR OTHER ACTIVITIES OF AMGEN WITH RESPECT TO THE APPLICABLE PRODUCT.
Article 5
BUYER’S REPRESENTATIONS AND WARRANTIES
The Buyer represents and warrants to the Seller that as of the Closing Date:
Section 5.1Existence; Good Standing. The Buyer is an Irish collective asset-management vehicle that is duly organized, validly existing and in good standing under the laws of the Republic of Ireland as an opaque (non-tax transparent) vehicle liable to Irish corporate tax.
Section 5.2Authorization. The Buyer has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.
Section 5.3Enforceability. This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 5.4No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to the Buyer or (iii) materially contravene or conflict with or constitute a material default under any material Contract binding upon or applicable to the Buyer.
Section 5.5Consents. Other than the filing of financing statement(s) in accordance with Section 2.3 or filings required by federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement, or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.
Section 5.6No Litigation. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Buyer, threatened against or involving the Buyer that, individually or in the aggregate, would reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement or which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto.
Section 5.7Financing. The Buyer has sufficient cash on hand or available under committed borrowing facilities to pay the Initial Purchase Price and, if and when due, the Put Purchase Price. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.
Section 5.8Access to Information. The Buyer acknowledges that it has reviewed the Collaboration Agreement and such other documents and information relating to, and has had the opportunity to ask such questions of, and to receive answers from, representatives of the Seller concerning, the Purchased Royalty, the Imdelltra Products, the Collaboration Agreement, and matters relating thereto, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Purchased Royalty in accordance with the terms of this Agreement. The Buyer has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Purchased Royalty in accordance with the terms of this Agreement.
Section 5.9Swiss Tax. The Buyer warrants that the Buyer qualifies as one (1) lender in the meaning of Swiss Non-Bank Rules.
Section 5.10Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Article 6
COVENANTS
Section 6.1Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release or any other public disclosure permitted under this Agreement following the Closing, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or stock exchange rule (in which case the party required to make the press release or other public announcement or disclosure shall allow the other party reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance to the extent permitted to do so or reasonably practicable under the circumstances and consider in good faith any comments provided by the other party on such proposed disclosure); provided that neither the Seller nor the Buyer shall be required to provide the other party the opportunity to review and comment on any disclosure required by applicable law or stock exchange rule relating to the accounting or tax treatment of the transactions contemplated hereby, so long as such disclosure is not inconsistent with Section 6.15.
Section 6.2Escrow Account.
(a)In accordance with the Amgen Instruction Letter, the Seller shall use […***…] efforts to cause Amgen to pay all Royalty payments under the Collaboration Agreement directly into the Escrow Account.
(b)Except as otherwise provided in this Section 6.2 or as instructed by the Seller in a Seller Instruction in accordance with Section 6.4, the Escrow Agent shall disburse all amounts held in the Escrow Account as instructed by the Buyer from time to time in a written notice to the Escrow Agent (each such instruction, a “Buyer Instruction”).

(c)Promptly following the deposit of a Royalty payment into the Escrow Account, the Buyer shall issue to the Escrow Agent a Buyer Instruction, instructing the Escrow Agent to disburse funds received in the Escrow Account in accordance with this Agreement. Simultaneously with the Buyer’s delivery of a Buyer Instruction to the Escrow Agent, the Buyer shall deliver a copy of such Buyer Instruction to the Seller. The Escrow Agent shall disburse amounts held in the Escrow Account in accordance with a valid Buyer Instruction on the […***…] Business Day following delivery of such Buyer Instruction unless on or before 5 p.m. New York time on the […***…] Business Day following such delivery of a Buyer Instruction, the Seller delivers a written notice to the Escrow Agent and the Buyer (such notice, an “Objection Letter”) specifying the basis for the dispute, the disputed amount (such disputed amount, the “Disputed Amount”) and the calculations supporting such Disputed Amount. In the event of such a dispute, the Seller and the Buyer shall seek in good faith to resolve any differences that they may have with respect to the disputed items and/or the calculation of any amounts in dispute. Notwithstanding the foregoing, upon receipt of a written notice from the Seller, at any time, that the Seller consents to the amounts and instructions provided in the Buyer Instruction (such notice, a “Non-Objection Letter”), the Escrow Agent shall promptly disburse amounts held in the Escrow Account in accordance with the Buyer Instruction to which the Non-Objection Letter refers.
(d)If the Escrow Agent timely receives an Objection Letter, then the Escrow Agent shall not disburse from the Escrow Account the Disputed Amount until the Seller and the Buyer deliver a joint written instruction to the Escrow Agent specifying the proper recipient(s) of the Disputed Amount.
Section 6.3Payments Received in Error.
(a)Commencing on the Closing Date and at all times thereafter, if any payment of any portion of the Purchased Royalty is made to the Seller (such payment, a “Mispayment”), the Seller shall pay such amount to the Buyer or the Escrow Agent, promptly (and in any event within […***…] days) after the receipt thereof, by wire transfer to the Escrow Account or to an account designated in writing by the Buyer. The Seller shall notify the Buyer of such wire transfer and provide reasonable details regarding the Mispayment so received by the Seller. The Seller agrees that, in the event any Mispayment is paid to the Seller, the Seller shall (i) until paid to the Buyer or Escrow Agent, hold such payment received in trust for the benefit of the Buyer and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.

(b)Commencing on the Closing Date and at all times thereafter, if any payment due under the Collaboration Agreement that does not constitute any payment of any portion of the Purchased Royalty is made to the Buyer, the Buyer shall pay such amount to the Seller or the Escrow Agent, promptly (and in any event within […***…] days) after the receipt thereof, by wire transfer to the Escrow Account or to an account designated in writing by the Seller. The Buyer shall notify the Seller of such wire transfer and provide reasonable details regarding the erroneous payment so received by the Buyer. The Buyer agrees that, in the event any payment due under the Collaboration Agreement that does not constitute the Purchased Royalty is paid to the Buyer, the Buyer shall (i) until paid to the Seller or Escrow Agent, hold such payment received in trust for the benefit of the Seller and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.
Section 6.4True-Up Payments.
(a)If Amgen exercises any Royalty Reduction against any payment of the Purchased Royalty (i) with respect to any undisputed amounts that the Seller owes Amgen under the Collaboration Agreement or (ii) that it is permitted to take pursuant to the terms and conditions of the Collaboration Agreement other than for any Permitted Reduction, then the Seller shall promptly (and in any event within […***…] days following the payment of the Purchased Royalty affected by such Royalty Reduction) (x) if there are sufficient funds in the Escrow Account, direct the Escrow Agent to disburse funds to the Buyer from the Escrow Account to make a true-up payment (such direction, a “Reduction Payment Direction”), or (y) if there are insufficient funds in the Escrow Account, make a true-up payment to the Buyer, in each case ((x) and (y)), such that the Buyer receives the full amount of the Purchased Royalty payments that would have been payable to the Buyer had such Royalty Reduction not occurred (a “Royalty Reduction Payment”). Notwithstanding the foregoing, if Amgen notifies the Seller or the Seller otherwise becomes aware that Amgen will pay or withhold Taxes with respect to any payment to be made pursuant to this Agreement prior to making the payment, the parties will use their respective […***…] efforts to find an alternative solution such that any such Tax withholding would not be due.

(b)With respect to any calendar quarter commencing on or after […***…] until the Applicable Royalty Termination Date, if the Purchased Royalty amount actually received by the Buyer for such calendar quarter is less than the calculated Applicable Royalty amount (after taking into account any Permitted Reductions) for such calendar quarter because the Purchased Royalty (i) […***…] (ii) […***…] (iii) is reduced or ceases to be paid due to Amgen’s termination of the Collaboration Agreement pursuant to Section 14.2.3 therein, (iv) is reduced or ceases to be paid due to Amgen’s termination of the Collaboration Agreement pursuant to Section 14.2.4 therein, or (v) is reduced or ceases to be paid due to Amgen’s termination of the Imdelltra Product pursuant to Section 14.4 therein (in each case, ((i) – (v)), a “Delta Reduction”), the Seller shall promptly (and in any event within […***…] days following either (A) the payment of such Purchased Royalty or (B) if no Purchased Royalty is due hereunder, within […***…] days after the end of such calendar quarter) (1) if there are sufficient funds in the Escrow Account, direct the Escrow Agent to disburse funds to the Buyer from the Escrow Account to make a payment (such direction, a “Delta Payment Direction”), or (2) if there are insufficient funds in the Escrow Account, make a payment to the Buyer, in each case ((1) and (2)), such that the Buyer receives the full amount of the Applicable Royalty for such calendar quarter (the “Applicable Royalty Delta Payment”). Notwithstanding anything herein to the contrary, (x) this Section 6.4(b) in this Agreement shall not apply in respect of a breach of the Collaboration Agreement by Amgen for not paying the Purchased Royalty as and when due thereunder, and Section 6.11(b) shall govern in respect of such breach, and (y) in no event shall the Delta Reduction due under (1) subsection (ii) exceed […***…] times ([…***…]x) the Purchase Price actually paid to Seller less the aggregate of Applicable Royalty Delta Payments previously received by Buyer under subsection (ii); (2) subsection (iii) exceed […***…] times ([…***…]x) the Purchase Price actually paid to Seller less the aggregate of Applicable Royalty Delta Payments previously received by Buyer under subsection (iii); (3) subsection (iv) exceed […***…] times ([…***…]x) the Purchase Price actually paid to Seller less the aggregate of Applicable Royalty Delta Payments previously received by Buyer under subsection (iv); and (4) subsection (v) exceed […***…] times ([…***…]x) the Purchase Price actually paid to Seller less the aggregate of Applicable Royalty Delta Payments previously received by Buyer under subsection (v). Notwithstanding anything in Section 6.11 to the contrary, in the event Seller makes any Applicable Royalty Delta Payment as provided under this Section 6.4(b), the Seller shall take, or refrain from taking, such actions (in each case, acting in good faith and to the extent required or permitted under the Collaboration Agreement, including with respect to enforcement of any of Seller’s rights under the Collaboration Agreement) in respect of such Delta Reduction as the Seller, acting reasonably, deems appropriate and will keep Buyer reasonably informed of such actions.

(c)For any calendar quarter in which there is an Applicable Royalty Delta Payment made to the Buyer, and until the Applicable Royalty Termination Date, on a country-by-country basis, in conjunction with the date of the Applicable Royalty Delta Payment, the Seller shall provide to Buyer a report setting forth in reasonable detail, to the best of the Seller’s knowledge, (i) the calculation of Net Sales for the applicable calendar quarter and calendar year to date, and (ii) the calculation of the Applicable Royalty Delta Payment payable to the Buyer for the applicable calendar quarter and reasonable supporting detail therefor.
(d)Simultaneously with the Seller’s delivery of any Seller Instruction to the Escrow Agent, the Seller shall deliver a copy of such Seller Instruction to the Buyer.
Section 6.5Interest on Overdue Payments. A late fee of the lesser of (i) […***…] percent ([…***…]%) over the Prime Rate per annum, and (ii) […***…] shall accrue on all unpaid amounts with respect to the Purchased Royalty and all other payments payable under this Agreement, from the date such payment was due until the date payment is made. Such late fee interest shall be compounded every month, but such compounding shall not commence until […***…] calendar days after such undisputed and unpaid amount was due. The imposition and payment of a late fee shall not constitute a waiver of the rights of the Buyer with respect to such payment default. In no event shall any late fee interest owed or paid under this Section 6.5 be counted toward Purchased Royalty payments under this Agreement.
Section 6.6Royalty Reports; Communications with Amgen.
(a)(i) Promptly and in any event within […***…] Business Days following the receipt by the Seller of (A) any Royalty Report, or (B) monthly sales report or (ii) promptly and in any event within […***…] days following the receipt by the Seller of (A) any notices under Section 15.12 of the Collaboration Agreement or other material communications between Amgen and the Seller relating to the Purchased Royalty or Imdelltra Products in the ROW ([…***…]), (B) any other notice or communications related to the Collaboration Agreement that would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect, or (C) any (sub)licenses granted by Amgen and received by Seller related to Imdelltra Products in the ROW, in each case ((i) and (ii)) the Seller shall furnish a true, correct and complete copy of any such Royalty Report, sales report, notice or communication (or a reasonably detailed written summary of any such oral notice or communication) to the Buyer.
(b)Except for the Amgen Instruction Letter, the Seller shall not, except as Mutually Agreed, […***…]. Promptly (and in any event within […***…] days) following the sending of any written notice or correspondence (i) that is related to the Purchased Royalty, the Applicable Royalty, or Imdelltra Products in the ROW; or (ii) that would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect, the Seller shall furnish a true, correct and complete copy of the any such written notice or correspondence to the Buyer.

(c)After the Closing, the Seller shall use […***…] efforts to obtain from Amgen an agreement to send Royalty Reports and monthly sales reports relating to Imdelltra Products in the ROW directly to both the Seller and the Buyer.
Section 6.7Inspections and Audits of Amgen. If either party hereto desires to cause an audit or inspection by an independent public accounting firm under Section 8.4.1 of the Collaboration Agreement to be made for the purpose of determining the correctness of the Purchased Royalty and the Applicable Royalty, then the Seller and the Buyer agree to consult in good faith with each other in connection therewith. Following such consultation the Seller may, and if requested by the Buyer, shall, to the extent permitted under Section 8.4.1 of the Collaboration Agreement, provide at least […***…] Business Days’ prior written notice to Amgen to cause such an inspection or audit to be made. The Seller shall, for purposes of Section 8.4.1 of the Collaboration Agreement, select such independent public accounting firm as reasonably designated by the Buyer for such purpose if Buyer is the party requesting such an inspection or audit to be made. The party requesting hereunder that such an inspection or audit be made shall pay the expenses associated therewith (including the fees and expenses of such independent public accounting firm designated for such purpose); provided, however, that, if, following the completion of such an inspection or audit requested by the Buyer hereunder, Amgen reimburses the Seller for the expenses of such inspection or audit pursuant to Section 8.4.1 of the Collaboration Agreement, the Seller shall promptly (and in any event within […***…] days) following receipt by the Seller of such reimbursement remit the amount of such reimbursement to the Buyer to the extent that the Buyer paid such expenses. The Seller shall deliver to the Buyer a copy of the results of any inspection or audit conducted pursuant to Section 8.4.1 of the Collaboration Agreement within […***…] days following the Seller’s receipt thereof, with, if applicable, information redacted that the Seller reasonably determines is not relevant for determining the correctness of Purchased Royalty and the Applicable Royalty. For the avoidance of doubt, nothing in this Section 6.7 shall obligate the Seller to exercise any inspection or audit right that is not otherwise permitted under Section 8.4.1 of the Collaboration Agreement.
Section 6.8Amendment or Waiver of Collaboration Agreement.
(a)The Seller shall not, except as Mutually Agreed, (i) amend, waive, modify, supplement or restate (or consent to any amendment, waiver, modification, supplement or restatement of) any provision of the Collaboration Agreement, or (ii) enter into any Contract having the effect of the foregoing.
(b)With respect to any provision of the Collaboration Agreement related to the Purchased Royalty, the Applicable Royalty, or Imdelltra Products in the ROW, the Seller shall use […***…] efforts to (i) amend, waive, modify, supplement or restate such provision and (ii) agree to any amendment, waiver, modification, supplement or restatement of such provision proposed or requested by Amgen as Mutually Agreed.

(c)Promptly, and in any event within […***…] Business Days, following receipt by the Seller of (i) any final amendment, waiver, modification, supplement or restatement of the Collaboration Agreement relating to the Royalty or Imdelltra Products in the ROW, (ii) any consent to any amendment, modification, supplement or restatement of any provision of the Collaboration Agreement relating to the Royalty or Imdelltra Products in the ROW, or (iii) any Contract having the effect of the foregoing, the Seller shall […***…].
Section 6.9Assignment of Collaboration Agreement. The Seller shall not, without the Buyer’s prior written consent (such consent to be granted or withheld in the sole discretion of the Buyer), sell, assign or otherwise transfer all or any portion of its interest under the Collaboration Agreement (including any of its rights or obligations thereunder) relating to the Purchased Royalty or Imdelltra Products in the ROW to any Person, including by contract, operation of law, merger, change of control, or otherwise, except in connection with (i) an assignment of this Agreement in its entirety in accordance with Section 10.3 to an assignee permitted thereunder or (ii) a Seller Monetization Transaction that (A) is permitted by and undertaken in accordance with this Agreement and (B) would not otherwise materially and adversely affect the ability of the Seller to perform any of its obligations hereunder.
Section 6.10Maintenance of Collaboration Agreement.
(a)The Seller shall comply in all […***…] respects with its obligations under the Collaboration Agreement and the Seller shall not take any action or forego any action that would reasonably be expected to constitute a material breach thereof or material default thereunder or that would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect. Promptly, and in any event within […***…] Business Days, after receipt of any (written or oral) notice from Amgen of an alleged breach or default under the Collaboration Agreement relating to the Purchased Royalty, Imdelltra Products in the ROW, or that would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect, the Seller shall give notice thereof to the Buyer, including delivering the Buyer a copy of any such written notice or a reasonably detailed written summary of any such oral notice. The Seller shall consult with the Buyer regarding such alleged breach or default and shall act as Mutually Agreed to cure any breaches or defaults and shall give written notice within […***…] Business Days to the Buyer upon curing any such breach or default. The Seller shall, only as Mutually Agreed, (i) forgive, release or compromise any amount owed to or becoming owed to the Seller under the Collaboration Agreement in respect of the Purchased Royalty or (ii) waive any obligation of, or grant any consent to, Amgen under, in respect of or related to the Purchased Royalty or Imdelltra Products in the ROW. The Seller shall not take any actions with respect to the Collaboration Territory except as Mutually Agreed.
(b)The Seller shall not, […***…], enter into any new agreement or legally binding arrangement in respect of Imdelltra Products in the ROW, except in connection with […***…].

Section 6.11Enforcement of Collaboration Agreement.
(a)Notice of Breaches by Amgen. Promptly (and in any event within […***…] Business Days) after the Seller becomes aware of a breach of the Collaboration Agreement by Amgen relating to the Purchased Royalty or Imdelltra Products in the ROW, or that would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect, the Seller shall provide notice of such breach to the Buyer.
(b)Enforcement of Collaboration Agreement. The Seller shall consult with the Buyer regarding the timing, manner and conduct of any enforcement of Amgen’s obligations under the Collaboration Agreement regarding any breach, default or other dispute under the Collaboration Agreement relating to the Purchased Royalty, Imdelltra Products in the ROW, or that would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect. Following such consultation, the Seller shall, as Mutually Agreed, exercise such rights and remedies, whether under the Collaboration Agreement or otherwise, relating to any such breach, default or other dispute. The Seller shall employ such counsel, reasonably acceptable to the Seller, as the Buyer may select, and shall provide the Buyer with access to such counsel, in connection with any such alleged breach, default or other dispute. The Seller agrees to keep the Buyer reasonably informed of any such actual or alleged breach, default or other dispute and to provide copies as soon as practicable, but in any event within […***…] Business Days following the Seller’s receipt or delivery of (i) any written notice of any such actual or alleged breach, default or other dispute and (ii) any and all material filings, notices and written communications relating thereto.
(c)Allocation of Proceeds and Costs of Enforcement. Except as otherwise provided herein, each of the Buyer and the Seller shall bear its own fees and expenses incurred in enforcing Amgen’s obligations under the Collaboration Agreement pursuant to this Section 6.11. The Proceeds resulting from any enforcement of Amgen’s obligations under the Collaboration Agreement pursuant to this Section 6.11 shall be applied first to reimburse the Seller and the Buyer for any reasonable and documented expenses incurred by them in connection with such enforcement, with the remainder of the Proceeds distributed (i) between the Buyer and the Seller, according to their respective Pro-Rata Portions (based upon the timing of the Net Sales to which such Proceeds relate), to the extent the breach by Amgen is related to any payment of, or adversely impacted, Imdelltra Products in the ROW or the Purchased Royalty and (ii) otherwise to the Seller for all other breaches by Amgen. The Seller hereby assigns and, if not presently assignable, agrees to assign to the Buyer the amount of Proceeds due to the Buyer in accordance with this Section 6.11(c).

Section 6.12Termination of Collaboration Agreement or Imdelltra Products; Commercialization of a Distracting Product.
(a)Without […***…], the Seller shall not (i) exercise any right to terminate the Collaboration Agreement, in whole or in part (other than if such termination in part is not related to the Purchased Royalty or Imdelltra Products in the ROW, and would not reasonably be expected to result in a Material Adverse Effect), (ii) agree with Amgen to terminate the Collaboration Agreement, in whole or in part (other than if such termination in part is not related to the Purchased Royalty or Imdelltra Products in the ROW, and would not reasonably be expected to result in a Material Adverse Effect), or (iii) take any action, fail to take an action, or permit an action to be taken, that would reasonably be expected to give Amgen the right to terminate the Collaboration Agreement, in whole or in part (other than if such termination in part is not related to the Purchased Royalty or Imdelltra Products in the ROW, and would not reasonably be expected to result in a Material Adverse Effect).
(b)In the event Amgen exercises its right under Section 14.4 or Section 14.5 of the Collaboration Agreement to terminate any product that falls within the definition of Imdelltra Products, and, thereafter at any time during the Term (as defined in the Collaboration Agreement), Amgen notifies the Seller in accordance with Section 14.7.1 of the Collaboration Agreement of its initiation of clinical Development (as defined in the Collaboration Agreement) or Commercialization of such previously terminated product: (i) the Seller shall provide the Buyer promptly (and in any event within […***…] Business Days) with a copy of such Amgen written notice received by the Seller, (ii) if so instructed by the Buyer, the Seller shall provide to Amgen a written notice informing Amgen of the Seller’s desire that such terminated product be reinstated as […***…] under the Collaboration Agreement in accordance with Section 14.7.1 of the Collaboration Agreement, and (iii) if applicable, the Seller shall comply with its obligations under Section 14.7.3 of the Collaboration Agreement with respect to […***…].
(c)[…***…].
Section 6.13No Impairment of the Purchased Royalty. Notwithstanding anything herein to the contrary, the Seller shall not (i) enter into or propose or deliver any Contract (or make or propose any amendments, modifications waivers or notices in connection with any Contract) that imposes a Lien upon, or otherwise sells, transfers, hypothecates, assigns, conveys title (in whole or in part), grants any right to, or otherwise disposes of any portion of the Purchased Royalty, or (ii) knowingly take any action or knowingly fail to act in a manner, in each case that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.14Further Assurances. After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement. Without limiting the foregoing, the Buyer shall ensure that it has sufficient capital to pay the Put Purchase Price as and when due.
Section 6.15Tax Matters. Notwithstanding anything to the contrary in this Agreement:
(a)The Seller and the Buyer shall treat the transactions contemplated by this Agreement as a sale of the Purchased Royalty for United States federal, state, local and non-U.S. Tax purposes. Accordingly, (i) any and all Purchased Royalty payments made pursuant to the Collaboration Agreement after the Closing Date shall be treated as income of the Buyer and (ii) any and all amounts remitted by the Seller to the Buyer after the Closing Date pursuant to Section 6.3(a) shall be treated as received by the Seller as agent for the Buyer, in each case for United States federal, state, local and non-U.S. Tax purposes.
(b)If Amgen notifies the Seller or the Seller otherwise becomes aware that Amgen will pay or withhold Taxes with respect to any payment to be made pursuant to this Agreement prior to making the payment, the Seller shall cooperate with and provide such assistance to the Buyer, including the provision of such documentation as may be required by a tax authority, as may be reasonably necessary to claim an exemption from or reduction of such Taxes. If Taxes are paid by Amgen to a tax authority with respect to Purchased Royalty payments, the Seller shall provide the Buyer such assistance as is reasonably required to obtain a refund of such Taxes withheld or to obtain a credit with respect to such Taxes paid.
Section 6.16Seller Monetization Transaction. The Seller shall provide reasonable (and at least […***…] calendar days’) prior written notice to the Buyer before entering into any Contract with respect to a Seller Monetization Transaction.
Article 7
CONFIDENTIALITY
Section 7.1Confidentiality. Except as provided in this Article 7 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for […***…] years thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to the Existing Confidentiality Agreement (as defined below) or this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by or on behalf of the Disclosing Party;
(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement;
(d)is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information of the Disclosing Party; or
(e)is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.
Section 7.2Authorized Disclosure.
(a)Either party may disclose Confidential Information with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:
(i)prosecuting or defending litigation;
(ii)complying with applicable laws and regulations, including regulations promulgated by securities exchanges;
(iii)complying with a valid order of a court of competent jurisdiction or other Governmental Entity;
(iv)for regulatory, tax or customs purposes;
(v)for audit purposes, provided that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use prior to any such disclosure substantially equivalent to those of this Agreement;
(vi)disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use prior to any such disclosure substantially equivalent to those of this Agreement;

(vii)disclosure to its actual or potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use prior to any such disclosure substantially equivalent to those of this Agreement; or
(viii)to the extent mutually agreed by the parties.
(b)Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 7.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Buyer shall not file any Patent application based upon or using the Confidential Information of Seller provided hereunder.
Section 7.3Conflict. Notwithstanding anything in this Article 7, to the extent any provisions in Article XI of the Collaboration Agreement are more restrictive than this applicable provision of this Article 7, the parties agree to comply with such more restrictive provision in Article XI of the Collaboration Agreement.
Section 7.4Termination of Confidentiality Agreement. Effective upon the date hereof, that certain Confidential Disclosure Agreement, dated […***…], between RP Management LLC and the Seller (the “Existing Confidentiality Agreement”) shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Article 7.

Article 8
INDEMNIFICATION
Section 8.1General Indemnity. Subject to Section 8.3, from and after the Closing:
(a)the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Seller in this Agreement, or (ii) any breach of any of the covenants or agreements of the Seller in this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Buyer Indemnified Party to the extent (A) resulting from the […***…] of any Buyer Indemnified Party, (B) that it has the effect of imposing on the Seller any liability to make payments of or in lieu of the Purchased Royalty because of any Credit Event, and (C) resulting from acts or omissions of Seller or any of its Affiliates based upon, and in conformity with, the Buyer’s express written instructions (unless Seller is otherwise liable for such Losses pursuant to the terms of this Agreement); and
(b)the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Buyer in this Agreement or (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party to the extent (A) resulting from the […***…] of any Seller Indemnified Party, or (B) resulting from acts or omissions of Buyer or any of its Affiliates based upon, and in conformity with, the Seller’s express written instructions (unless Buyer is otherwise liable for such Losses pursuant to the terms of this Agreement).
Section 8.2Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article 8, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Article 8 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by a Third Party with respect to which an Indemnified Party intends to claim any Loss under this Article 8, such

Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 8.2 shall not limit the obligation of the Indemnifying Party under this Article 8, except to the extent such Indemnifying Party is actually prejudiced thereby.
Section 8.3Limitations on Liability.
(a)The Seller shall have liability under Section 8.1(a)(i) with respect to any breach of any (i) Non-Fundamental Representation made by the Seller in this Agreement or certificates delivered by the Seller to the Buyer in writing pursuant to this Agreement only if, on or prior to the date that is […***…] months after the Closing Date, the Buyer notifies the Seller of a claim in respect of such breach, specifying the factual basis of such claim and amount in reasonable detail; or (ii) other representations and warranties made by the Seller in this Agreement or certificates delivered by the Seller to the Buyer in writing pursuant to this Agreement only if, on or prior to the date that is the earlier of (x) […***…] months after the effective date of termination of this Agreement or (y) […***…] days following expiration of the applicable statute of limitations, the Buyer notifies the Seller of a claim in respect of such breach, specifying the factual basis of such claim and amount in reasonable detail.
(b)The Buyer shall have liability under Section 8.1(b)(i) with respect to any breach of any (i) Non-Fundamental Representation made by the Buyer in this Agreement only if, on or prior to the date that is […***…] months after the Closing Date, the Seller notifies the Buyer of a claim in respect of such breach, specifying the factual basis of such claim and amount in reasonable detail; or (ii) other representations and warranties made by the Buyer in this Agreement only if, on or prior to the date that is the earlier of (x) […***…] months after the effective date of termination of this Agreement or (y) […***…] days following expiration of the applicable statute of limitations, the Seller notifies the Buyer of a claim in respect of such breach, specifying the factual basis of such claim and amount in reasonable detail.

(c)No party hereto shall be liable for any indirect, consequential, punitive, special or incidental damages (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Article 8, but excluding Article 7) in or pursuant to this Agreement, except in respect of a claim for […***…] or to the extent a court of competent jurisdiction awards such damages to a Third Party. Notwithstanding the foregoing, the Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Article 8, for Losses that include any portion of the Purchased Royalty and the Applicable Royalty that the Buyer was entitled to receive but did not receive timely or at all due to any indemnifiable events under this Agreement, and such portion of the Purchased Royalty and the Applicable Royalty shall not be deemed indirect, consequential, punitive, special or incidental damages for any purpose of this Agreement. Notwithstanding the foregoing, other than with respect to any […***…] or to the extent a court of competent jurisdiction awards such damages to a Third Party, (i) in no event shall an Indemnifying Party’s aggregate liability for Losses under Section 8.1(a)(i) exceed […***…] times ([…***…]x) the […***…] actually paid to Seller less the […***…], in each case, actually received by Buyer, and (ii) no Indemnifying Party shall have any liability for Losses under Section 8.1(a)(i) or Section 8.1(b)(i), as the case may be, except to the extent the aggregate amount of all Losses incurred by the Indemnified Party equals or exceeds $[…***…], at which point the full amount of the Losses shall be recoverable; provided that the foregoing limitations shall not apply to any Losses arising from a failure by Buyer to pay any portion of the […***…] in accordance with […***…]. For the avoidance of doubt, the Seller shall have no liability to the Buyer for any Permitted Reduction or Credit Event.

Section 8.4Third Party Claims. Following the receipt of notice provided by an Indemnified Party pursuant to Section 8.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a Third Party with respect to which such Indemnified Party intends to claim any Loss under this Article 8, an Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use […***…] efforts to cooperate in such defense; provided that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 8.4, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim. The Indemnifying Party shall not consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnified Party unless such Judgment or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (ii) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (iii) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (x) the Indemnified Party may defend against, and consent to the entry of any Judgment or enter into any settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (y) subject to the limitations set forth in Section 8.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (z) subject to the limitations set forth in Section 8.3, the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Article 8.
Section 8.5Exclusive Remedy. Except as set forth in Section 10.10, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this Article 8 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties, covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for common law fraud shall not be waived or limited in any way by this Article 8.

Section 8.6Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this Article 8 will be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes to the fullest extent permitted by applicable law, except to the extent otherwise required pursuant to a “determination,” within the meaning of Section 1313(a) of the U.S. Internal Revenue Code of 1986, as amended.
Article 9
TERMINATION
Section 9.1Grounds for Termination. This Agreement may be terminated at any time by mutual written agreement of the Buyer and the Seller.
Section 9.2Automatic Termination. Unless earlier terminated as provided in Section 9.1, this Agreement shall continue in full force and effect until sixty (60) days after (a) the expiration of the last Applicable Royalty Termination Date and (b) the full satisfaction of any payments in respect of the Purchased Royalty and the Applicable Royalty due under this Agreement to the Buyer, at which point this Agreement shall automatically terminate, in each case ((a) and (b)), except with respect to any rights and obligations that shall have accrued prior to such termination.
Section 9.3Survival. Notwithstanding anything to the contrary in this Article 9, the following provisions shall survive termination of this Agreement: Section 2.3 (True Sale), Section 6.1 (Disclosures), Section 6.2 (Escrow Account), Section 6.3 (Payments Received in Error), Section 6.4 (True-Up Payments), Section 6.5 (Interest on Overdue Payments), Section 6.7 (Inspections and Audits of Amgen) (for the period set forth in Section 8.4 of the Collaboration Agreement), Section 6.15 (Tax Matters), Article 7 (Confidentiality) (for the period set forth in Section 7.1) Article 8 (Indemnification), this Section 9.3 (Survival) and Article 10 (Miscellaneous). Notwithstanding any provision to the contrary set forth in this Agreement, expiration or termination of this Agreement for any reason will not (i) relieve any party hereto of any liability or obligation of such party that accrued hereunder prior to the effective date of such termination or expiration, including any liability in respect of breaches under this Agreement by such party on or prior to such termination or expiration, nor (ii) preclude either party hereto from pursuing all rights and remedies it may have hereunder or at law or in equity, with respect to any breach of this Agreement.
Article 10
MISCELLANEOUS
Section 10.1Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.1:

If to the Seller or the Seller Parent:
BeOne Medicines I GmbH
Aeschengraben 27
4051 Basel, Switzerland
Attention: Managing Director

With a copy to:
BeOne Medicines
c/o […***…]
BeOne Medicines USA, Inc.
55 Cambridge Parkway, Suite 700W
Cambridge, MA 02142, U.S.A.
Attention: Chan Lee, Senior Vice President, General Counsel & Corporate Secretary
Email: […***…]

With a second copy to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Kingsley L. Taft
Email: […***…]

If to the Buyer:
Royalty Pharma Investments 2023 ICAV
c/o Royalty Pharma, LLC
110 E. 59th Street, Suite 3300
New York, NY 10022
Attention: General Counsel
Email: […***…]

With a copy to:
Gibson, Dunn & Crutcher LLP
One Embarcadero Center, Suite 2600
San Francisco, CA 94111
Attention: Ryan Murr; Todd Trattner
Email: […***…]

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) as of the date transmitted by email if such email is delivered prior to 5:00 P.M., New York City time, on a Business Day or the next Business Day after the date transmitted by email if such email is delivered on a day that is not a Business Day or after 5:00 P.M., New York City time, on any Business Day, provided that notice shall not be deemed given or effective if the sender receives an automatic system-generated response that such email was undeliverable; and (iii) two Business Days following sending by delivery via commercial two-day overnight courier service, in all cases of (i) and (iii), with a copy emailed to the recipient at the applicable email address.
Section 10.2Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.
Section 10.3Assignment. The Seller shall not sell, assign or otherwise transfer all or any portion of its interest (including its rights or obligations) under this Agreement to any Person, including by contract, operation of law, merger, change of control, or otherwise without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), unless in connection therewith (a) such Person acquires (i) this Agreement, (ii) all of the Seller’s right, title, and interest in the Imdelltra Products, (iii) the Seller’s right, title and interest in the Collaboration Agreement with respect to the Imdelltra Products in the ROW, and (iv) all of the Seller’s business relating to the Imdelltra Products in the ROW, and (b) prior to closing any such transaction, the Seller causes such Person to enter into an assumption agreement with, and reasonably acceptable to, the Buyer (such consent not to be unreasonably withheld, conditioned or delayed) in which (x) […***…], and (y) […***…]. Following the Closing, the Buyer may assign this Agreement, in whole or in part, without the Seller’s prior written consent to a Person that is […***…]. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Section 10.3 shall be null and void.
Section 10.4Amendment and Waiver.
(a)This Agreement may be amended, modified or supplemented only in a writing signed by authorized representatives of each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by authorized representatives of the parties hereto granting such waiver.
(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 10.5Entire Agreement. This Agreement, the Exhibits annexed hereto, and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.
Section 10.6No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder; except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in Article 8.
Section 10.7Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 10.8JURISDICTION; VENUE.
(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 10.1 HEREOF.

(b)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)EACH PARTY HERETO HEREBY JOINTLY AND SEVERALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. EACH OF THE PARTIES HERETO REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.
Section 10.9Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.
Section 10.10Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 8.5, each of the parties hereto agrees that, without posting bond or other undertaking, the other parties shall be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party hereto further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law would be adequate.

Section 10.11Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by email or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.
Section 10.12Relationships of the Parties. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any shareholder, fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.
Section 10.13Seller Parent Obligations. The Seller Parent shall ensure that the Seller will fully and timely perform all of the obligations under this Agreement (the “Seller Obligations”). The Seller Parent acknowledges and agrees that its obligations under this Section 10.13 (the “Seller Parent Obligations”) are full and unconditional, and no amendment, modification, release or extinguishment of the Seller Obligations or liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of the Seller Parent Obligations. The Seller Parent hereby waives, for the benefit of the Buyer, any right to require the Buyer, as a condition of performance by the Seller Parent, to proceed in any legal action against the Seller or pursue any other remedies whatsoever. The Seller Parent will cause the Seller to reimburse the Buyer for all reasonable and documented out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the Buyer in connection with the enforcement of its rights under this Section 10.13. If all or any part of any payment to or for the benefit of the Buyer in respect of a Seller Obligation is invalidated, declared to be fraudulent or preferential or set aside and, in each such case, required for any reason to be repaid or paid to a trustee, receiver or other Person that is not the Buyer, the Seller Obligations that otherwise would have been satisfied by that payment or partial payment will be revived and will continue in full force and effect as if that payment had not been made. The Seller Parent understands and acknowledges that the Buyer is relying on the Seller Parent Obligations and the representations and warranties of the Seller Parent in Article 4 in entering into this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Purchase Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

BEONE MEDICINES I GMBH

By:	/s/ Giancarlo Benelli
Name: Giancarlo Benelli
Title: Chairman, Managing Director
Solely for purposes of Article 4 and Section 10.13, BEONE MEDICINES LTD
By:	/s/ Chan Lee
Name: Chan Lee
Title: Senior Vice President, General Counsel and Assistant Secretary

[SIGNATURE PAGE TO THE ROYALTY PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Purchase Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

ROYALTY PHARMA INVESTMENTS 2023 ICAV

By:	/s/ George Lloyd
Name: George Lloyd
Title: Director

[SIGNATURE PAGE TO THE ROYALTY PURCHASE AGREEMENT]